Exhibit 99.2

CVR Refining, LP

Preliminary Financial Results for the three months ended June 30, 2013

Based on preliminary operating results for the three months ended June 30, 2013, CVR Refining, LP’s (the “Refining Partnership”) net sales are expected to be between $2,130.0 million and $2,145.0 million, net income is expected to be approximately $331.5 million to $347.0 million and Adjusted EBITDA is expected to be approximately $245.0 million to $255.0 million, compared to net sales of $2,229.6 million, net income of $259.5 million and Adjusted EBITDA of $379.6 million for the three months ended June 30, 2012.

CVR Refining’s net sales decrease was primarily due to lower sales volume and lower product prices for gasoline in its petroleum refining business.  The decrease in Adjusted EBITDA was due largely to a decrease in refining margins adjusted for FIFO impact, which specifically includes increased costs associated with RINs.

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the Refining Partnership for the periods indicated below:

	Three Months Ended	Three Months Ended June 30, 2013 (Estimated)
	June 30, 2012 (Actual)	Low	High
	(unaudited)	(unaudited)
	(in millions)	(in millions)
Net income	$259.5	$331.5	$347.0
Add:
Interest expense and other financing costs, net of interest income	19.0	10.6	10.4
Income tax expense	—	—	—
Depreciation and amortization	26.6	29.0	28.0
EBITDA	305.1	371.1	385.4
Add:
FIFO impacts (favorable) unfavorable	105.4	(24.0)	(26.0)
Share-based compensation, non-cash	8.9	2.6	2.4
Major scheduled turnaround expenses	2.5	—	—
Unrealized (gain) loss on derivatives, net	(46.9)	(104.7)	(106.8)
Expenses associated with Gary-Williams acquisition	4.6	—	—
Adjusted EBITDA	$379.6	$245.0	$255.0

The Refining Partnership expects to report total crude oil throughput for the three months ended June 30, 2013 of approximately 193,201 bpd comprised of approximately 117,265 bpd for the Coffeyville refinery and approximately 75,936 bpd for the Wynnewood refinery. This compares to total crude oil throughput of 121,325 bpd for the Coffeyville refinery and 69,046 bpd for the Wynnewood refinery during the three months ended June 30, 2012.

Use of Non-GAAP Financial Measures

To supplement the actual results in accordance with GAAP for the applicable periods, the Refining Partnership also uses the non-GAAP measures discussed above, and reconciled to our GAAP-based results above. These non-GAAP financial measures should not be considered an alternative for GAAP results. The adjustments are provided to enhance an overall understanding of the Refining Partnership’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

EBITDA and Adjusted EBITDA.  EBITDA represents net income before (i) interest expense and other financing costs, net of interest income, (ii) income tax expense and (iii) depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted for FIFO impacts (favorable) unfavorable, share-based compensation, major scheduled turnaround expenses, loss on disposition of fixed assets, unrealized (gain) loss on derivatives, net, loss on extinguishment of debt and expenses associated with the Gary Williams acquisition.  EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flow from operations. Management believes that EBITDA and Adjusted EBITDA enables investors to better understand and evaluate our ongoing operating results and allows for greater transparency in reviewing our overall financial, operational and economic performance.  EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The preliminary financial and operating results presented herein have been prepared by, and are the responsibility of, the Refining Partnership’s management. These amounts reflect the current best estimates as of the date of hereof and may be revised as a result of further review of the results and in connection with the review of the Refining Partnership’s condensed consolidated financial statements. During the course of the preparation of the condensed consolidated financial statements and related notes, additional items that would require material adjustments to be made may be identified. Neither the Refining Partnership’s accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these estimated results, nor have they expressed any opinion thereon.